Exhibit 99.1

NOVASTAR ANNOUNCES EARNINGS INCREASE

AND DECLARES DIVIDEND FOR 1st QUARTER 2004

$8.4 Billion in Loans Under Management, up 100% from 1st Quarter 2003

Company Takes Steps to Meet Challenges Related to Record Growth

KANSAS CITY, MO, April 28, 2004 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced today the results of a successful 1st Quarter 2004, including a net income available to common shareholders increase of 29.1% from the 1st Quarter 2003, buoyed by record-high loan production.

“Our business continues to meet and exceed expectations. Our loan production is up, our earnings are up, and our business is strong,” Chief Executive Officer Scott Hartman said.

NovaStar announced the following information for the 1st Quarter 2004:

•	Net income available to common shareholders of $29.7 million (or $1.17 per diluted share), up from $23 million in the same period in 2003.

•	Moody’s Investor Service has recognized the Company’s lending arm, NovaStar Mortgage, for its strong collection ability, above-average loss mitigation on loans, and average foreclosure timeline management results, awarding a rating of “SQ2,” the second-highest mark in this industry.

•	Loan production at a new record of $1.8 billion - an increase of 95.4% from the 1st Quarter 2003 and 12.3% from the 4th Quarter 2003.

•	A total of $8.4 billion in loans under management, up 100% from the 1st Quarter 2003.

•	A record-high common dividend of $1.35 per common share, payable on May 26, 2004 to holders of record as of May 12, 2004.

•	Record cash, cash equivalents and available liquidity of $219 million at the end of the 1st Quarter 2004, up 204% from the same period in 2003 and up 69% from the December 2003 level of $130 million.

Branch Operations

“Our branches continue to be a key source of competitive advantage in our wholesale origination channel,” Hartman commented. As NovaStar anticipates continued growth in its branch operations, the Company has taken the following steps to ensure that it is fully prepared for expansion:

•	Consolidated all branch activity in its financial statements. As of January

1, 2004, the limited liability companies under which branches previously operated were terminated. The change resulted in expected increases in general and administrative expenses, which were substantially offset by increases in related fee income;

•	Broadened its credit and compliance management team. During the 1st Quarter, NovaStar hired Michael Robar as Chief Credit Officer. Before joining NovaStar, Robar was Director of Alternative Markets Underwriting at Freddie Mac. Since joining the Company, Robar has taken steps to strengthen the management of the Company’s compliance and licensing functions; and

•	Began implementation of a tighter branch management structure by placing more sales management and compliance staff in the field.

More recently, NovaStar has asked the Washington, D.C., law firm Weiner Brodsky Sidman Kider PC to confirm that our branches are approved and authorized to do business in every state in which we operate and to ensure NovaStar is complying with all of its state licensing requirements.

Branch Production and Efficiency

Nonconforming loans are loans to borrowers whose loan size, credit details, or other circumstances lie outside conventional lending agency guidelines.

Branch production to portfolio (NovaStar’s loan holdings, both pre- and post-securitization) has more than doubled from the same period last year, with $411.8 million entering the portfolio in the 1st Quarter, or approximately 23% of total quarterly loan production of $1.8 billion. Branch originations continue to contribute significantly to both production and the NovaStar portfolio, while NovaStar continues to build on its most successful branches (those that contribute a desired volume of nonconforming loans to our portfolio) and to eliminate selectively branches that do not contribute significantly to the portfolio (those that fail to generate a desired volume of nonconforming loans).

Consistent with NovaStar’s strategy to eliminate less productive branches, the 432 branches NovaStar reported as of December 31, 2003 has fallen to 383 branches as of March 31, 2004. This number includes 49 branches opened during the 1st Quarter 2004 and three branches formerly not counted because prior to the January 2004 restructuring, they were viewed as satellite offices under a single branch manager. The restructuring has also led some former branch managers to elect not to continue operating branches as employees of the Company. As a result of the Company’s strategic decision to close less productive branches, the Company has also lowered its projections for the number of branches expected by the end of 2004.

“The reason we operate the branch network is to put more nonconforming loans in our portfolio,” Hartman said. “While we expect the branch count will probably be flat during the year, we expect more production from the same number of branches at a lower cost to us as we get rid of less productive branches.”

While selectively eliminating branches, NovaStar increased nonconforming loan production. Nonconforming mortgage production for the 1st Quarter 2004 was $1.8 billion, up 12.3% from 4th Quarter 2003 and 95.4% from the 1st Quarter 2003 level of $913 million.

Although the total number of branches decreased in the 1st Quarter, the dollar amount of nonconforming loans that NovaStar’s branches broker to NovaStar Mortgage, Inc., continued to rise, driving more nonconforming loans into the securitization process and, ultimately, securities into the portfolio.

Production Volume Continues to Drive Portfolio Growth

NovaStar’s mortgage-backed securities portfolio increased by 5.8% from the previous quarter to $404 million. During the 1st Quarter 2004, the Company securitized $1.7 billion in nonconforming mortgage loans. The Company continues to believe the mortgage-backed securities portfolio will end 2004 within a range of $570 million to $615 million.

“We continue to build our mortgage-backed securities portfolio with quality nonconforming loan production. Our growing mortgage-backed securities portfolio and balance sheet integrity should continue providing NovaStar’s shareholders the quality risk-adjusted returns they have come to expect,” Hartman said.

All loan sources drove production gains, with NovaStar’s direct-to-consumer retail channel increasing its nonconforming loan originations to the portfolio by 106% from the 1st Quarter 2003 and 14.5% from the previous quarter.

“We are extremely pleased by the performance of all our loan sources during the 1st Quarter, and loan production from correspondent and retail channels was especially impressive. We have challenged both of these areas to increase their contribution to our portfolio, and we are excited to see the initial results,” President Lance Anderson said.

Correspondent loans are those that the Company acquires from another company that has already originated them.

Earnings Guidance

NovaStar management believes 2004 diluted earnings per share will be in a range of $4.50 to $5.00. This outlook is based on projections that include future interest rates from the March 31, 2004-implied forward curve. This assumes production levels will increase moderately each quarter and that production costs will be similar to recent past experience. Future earnings and dividends will depend on actual interest rates, production growth, volume of loans sold and securitized, whole loan market prices, the amount (if any) of new capital raised, credit performance, and options-related expenses.

Capitalization, Liquidity, and Borrowing Capacity

During the 1st Quarter 2004, the Company raised capital of $72 million net through the placement of three million, 8.9% redeemable perpetual preferred shares.

As of March 31, 2004, NovaStar had committed borrowing capacity of $2.9 billion. While the commitments of individual lenders may vary over time, NovaStar expects the aggregate commitments to grow generally with increases in production. As of March 31, 2004, NovaStar’s cash, cash equivalents, and available liquidity exceeded $219 million.

Investor Conference Call

The NovaStar 1st Quarter 2004 investor conference call is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on Thursday, April 29, 2004. The conference call will be web cast live and will be archived on the Company’s website. To participate in the conference call, contact 1-888-569-5033 approximately 15 minutes before the scheduled start of the call. If you are unable to participate in the live event, a replay will be available until May 6, 2004 at 1-888-203-1112. The confirmation code for the replay is 174435.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The Company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headed in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2003 annual report or Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	3/31/2004		12/31/2003(B)	3/31/2003(B)
NovaStar Financial Inc. Income Statement Data
Interest income	$50,375		$46,318	$39,316
Interest expense	10,721		9,965	10,629
Fee income	52,779	(A)	15,620	14,517
Gains on sales of mortgage assets	51,780		36,343	29,443
Gains (Losses) on derivative instruments	(25,398)		1,493	(9,149)
General and administrative expenses	87,643	(A)	44,059	35,894
Income before taxes	31,371		43,900	27,100
Income tax expense	446		8,692	4,141
Net income	30,925		35,208	22,959
Preferred dividends	(1,275)		—	—
Net income available to common shareholders	29,650		35,208	22,959

Basic earnings per share	$1.20		$1.49	$1.09
Diluted earnings per share	$1.17		$1.45	$1.07
Dividends declared per common share	$1.35		$1.25	$1.29	(C)
Dividends declared per preferred share	$0.43		$—	$—
Book value per diluted share	$11.63		$11.94	$8.99

(A)	A primary reason for the increase in these categories is due to the addition of branches as operating units of the Company after December 31, 2003 that formerly operated under limited liability agreements.
(B)	Adjusted to reflect the change in accounting for stock based compensation as discussed in our earnings release dated December 17, 2003.
(C)	On January 29, 2003, a $0.165 special dividend related to 2002 taxable income was declared per common share.

	As of
	3/31/2004	12/31/2003	3/31/2003
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans - held for sale	$777,237	$697,992	$689,278
Mortgage loans - held in portfolio	83,931	94,717	136,593
Mortgage securities - available for sale	404,003	382,287	242,077
Total assets	1,583,827	1,399,957	1,200,520
Borrowings	1,122,288	1,005,516	954,845
Stockholders' equity	369,122	300,224	194,597

	For the Three Months Ended
	3/31/2004	12/31/2003	3/31/2003
Other Data:
Servicing portfolio	$8,428,852	$7,206,113	$4,212,986
Loans sold for cash - Non-conforming wholesale	$—	$—	$112,068
Loans securitized	$1,702,658	$1,668,780	$1,084,906
Percent of securitized loans covered by mortgage insurance	50%	58%	84%
Weighted average coupon of loans on balance sheet	7.68%	7.94%	7.99%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	3/31/2004	As a % of Total	12/31/2003	As a % of Total	3/31/2003	As a % of Total
Non-conforming loan origination volume
Non-conforming
Wholesale
Independent brokers	$1,141,652	64%	$1,041,705	65%	$636,826	70%
NovaStar affiliated branches	411,784	23%	397,906	25%	204,403	22%
Correspondent/Bulk	141,547	8%	74,049	5%	32,136	4%
Retail	88,136	5%	73,697	5%	39,234	4%

Total non-conforming production volume	1,783,119	100%	1,587,357	100%	912,599	100%

# of funding days in the quarter	62		61		61

Average originations per funding day	$28,760		$26,022		$14,961

NovaStar affiliated branch production volume
Non-conforming
Brokered to non-affiliates	$437,262	52%	$357,971	47%	$160,259	44%
Brokered to NMI	411,784	48%	397,906	53%	204,403	56%

Total non-conforming	849,046	100%	755,877	100%	364,662	100%

Conforming	804,093		973,788		843,553

Total affiliated branch production volume	$1,653,139		$1,729,665		$1,208,215

# of branches	383		432		246

Retail production volume
Non-conforming
Sold to non-affiliates	$11,337	9%	$13,203	13%	$8,978	6%
Held by NMI	88,136	73%	73,697	68%	39,234	26%

Total non-conforming	$99,473	82%	$86,900	81%	$48,212	32%

Conforming	21,358	18%	20,948	19%	103,751	68%

Total retail production volume	$120,831	100%	$107,848	100%	$151,963	100%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 3/31/04
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	6.91%	84.8%	697	29%
620 to 659	7.09%	83.5%	638	22%
580 to 619	7.57%	82.9%	599	21%
540 to 579	7.96%	78.7%	559	19%
539 and below	8.55%	78.4%	529	9%
	7.44%	82.4%	622	100%

Summary by Program Type
2-Year Fixed	7.53%	83.5%	611	64%
2-Year Fixed Interest-only	6.86%	86.4%	658	8%
3-Year Fixed	7.01%	80.0%	619	8%
3-Year Fixed Interest-only	6.45%	82.7%	648	1%
15-Year Fixed	7.45%	74.9%	637	3%
30-Year Fixed	7.40%	77.8%	638	14%
30-Year Fixed Interest-only	7.08%	78.6%	659	0%
Other Products	9.26%	88.4%	667	2%
	7.44%	82.4%	622	100%

FACT SHEET:

THE BASICS OF NOVASTAR’S BUSINESS

Our Business Focus

NovaStar focuses on nonconforming single-family mortgage loans. These are loans to borrowers whose loan size, credit details, or other circumstances fall outside conventional lending agency guidelines. Our borrowers represent a cross-section of America, economically and demographically, and may seek nonconforming loans for debt consolidation, home purchase, or the refinancing of an existing loan.

Our Business Strategy

NovaStar brings together thousands of loans that meet our standards to create mortgage-backed securities for sale to institutional investors and for our own investment. In the 1st Quarter 2004, we securitized $1.7 billion of loans this way.

In these transactions, we retain a portfolio of securities that pays NovaStar the spread between the rates of the securities sold to other investors and the interest rates on the loans collateralizing the securities. At the end of the 1st Quarter 2004, NovaStar’s portfolio of mortgage-backed securities held for investment totaled $404 million.

Our Dividends

NovaStar receives funds from the mortgage-backed securities held for investment sufficient to pay dividends.

Some have questioned whether NovaStar relies on raising capital and borrowing money to pay dividends. This is an understandable question but is not the case. NovaStar raises capital, as well as borrows under what we call our “warehouse” credit lines, to fund the origination of mortgage loans. These loans are later securitized, creating additional mortgage securities for the investment portfolio.

It is important to note that if NovaStar suddenly shut down its branch and origination operations – and stopped borrowing money or raising capital – the Company would continue to receive income from investments and pay dividends out of that income. Over time, the dividends would shrink but not because of a lack of money from borrowings or stock issuances. Instead, NovaStar’s investment portfolio would get smaller as the lives of the securities held expired, diminishing the income received from the portfolio.

NovaStar’s dividends per share are calculated in such a way that they may be higher than earnings per share. While at first glance this may seem surprising, the reason can be found in the difference between the application of Accounting Principles Generally Accepted in the United States of America (“GAAP”), which must be used to calculate earnings, and IRS tax rules, which must be used to calculate the Company’s taxable income, upon which we base the dividend.

About 88% of NovaStar’s net income comes from income from the mortgage backed securities portfolio. The IRS, for tax and dividend purposes, requires the Company to essentially “front-load” recognition of a significant portion of the income expected to be received from the securities investment. GAAP, on the other hand, uses a level yield approach, which results in the recognition of income in a more consistent manner over the life of the security. Thus, early in the life of an investment the taxable/distributable income is higher than the GAAP/financial statement income.

Additionally, some erroneously compare our dividends per common share to fully diluted earnings per share. In fact, dividends are paid based on the actual number of issued common shares and not the number of diluted shares.

Our Preferred Stock

In the 1st Quarter 2004, NovaStar issued preferred stock that will pay an annual dividend of 8.9%. Some have asked how NovaStar was able to issue preferred shares with an annual dividend greater than the interest rates paid by the borrowers whose loans will be funded by the issuance of those preferred shares. This is because we expect to combine leverage with the capital raised from the preferred shares to achieve rates of return higher than the dividend we will pay preferred shareholders.

One reason we are able to achieve these rates is because the cost of the leverage we use to originate (or “buy”) the loans is lower than the interest rates borrowers pay on the loans.

Trying not to get too complicated, we probably need an example or two to make this clear, understanding that these are general examples to explain leverage and not to represent our actual business returns, credit costs, etc.

Let’s assume you buy a home for $100. To buy that home, you borrow $99 at 6% annual interest from a bank, borrow 50 cents from a friend at 10% (your preferred shareholder), and put in 50 cents of your own equity. At the end of the year, you sell your home for $109, a 9% increase over the home’s cost of $100. From that $109, you repay your lender $104.94 (principal plus 6% interest), leaving you $4.06. From that $4.06, you repay your friend 55 cents (principal plus 10% interest), leaving you $3.51. Given that you only invested 50 cents of your own money, you earned a 702% return on your investment even though the cost of the borrowing from your friend (10%) exceeded the total investment’s return (9%). That is the power of leverage.

Want a closer analogy?

Let’s say we take 50 cents received from a preferred shareholder (to whom we pay a hypothetical 10% return) and combine it with 50 cents of the Company’s own equity. The Company then borrows $19 from one of its lenders and loans John $20 at 6%. The Company then securitizes John’s loan by issuing a bond to an institutional investor (collateralized by John’s mortgage) in the amount of $19 at 5%. In exchange for the bond, the Company receives $19 and uses that $19 to pay off its bank.

At the end of year 1, for the $1 amount of the loan “unsold” to the institutional investor, the Company will keep the difference between what John pays the Company in interest (6% of $20, or $1.20) and what the Company pays the institutional investors in interest (5% of $19 or 95 cents) – 25 cents. After the Company pays its preferred shareholder the 5 cents annual return (10% of 50 cents), the Company is left with 20 cents interest earned (in addition to its principal) at the end of year 1.

Having invested only 50 cents of its own money, the Company made a 40% return on its investment. Thus, even though it “borrowed” 50 cents from its preferred shareholder at 10% to originate a loan at 6%, the Company still made a return far greater than that given its preferred shareholder. Of course, after factoring in the cost of its leverage, the return on investment would be smaller, but we wanted to simplify the example.

Gain on Sale

Historically, some companies have been criticized for using gain on sale calculations based on aggressive assumptions and projections to recognize income up-front only to suffer significant write-downs later.

We believe that NovaStar’s accounting fairly reflects the Company’s economics and is based on appropriate assumptions and discount rates. NovaStar regularly discloses critical assumptions and discount rates in its public filings.

Gain on sale is recognized during NovaStar’s securitization process. For example, in one type of securitization, NovaStar transfers loans to a trust and receives cash, mortgage-backed securities, and mortgage-servicing rights, which entitle NovaStar to receive residual cash flows. The transfer of the loans to the trust is treated as a sale for accounting purposes. At the risk of oversimplification, gain is recognized based on the amount by which the cash proceeds and the value of the retained interests exceed the cost basis in the loans sold. For a more detailed explanation, see Note 1 to the Consolidated Financial Statements included in NovaStar’s 2003 10-K SEC filing.

In addition to the disclosed assumptions and discount rates, Novastar notes that in seven years of operation, NovaStar has not experienced any permanent impairments (write-downs) in its mortgage-backed securities portfolio.

The following are two excerpts from our 10-K SEC filing for the year 2003. As can be seen, we provide significant information regarding our assumptions and discount rates.

The first excerpt is from “Note 3. Mortgage Securities – Available-for-Sale”:

“As of December 31, 2003, key economic assumptions and the sensitivity of the current fair value of retained interests owned by the Company to immediate adverse changes in those assumptions are as follows, on average for the portfolio (dollars in thousands):

Carrying amount/fair value of retained interests	$382,287
Average life (in years)	3.0
Prepayment speed assumption (CPR)	29
Fair value after a 10% increase	$371,496
Fair value after a 25% increase	$358,031
Expected annual credit losses (percent of current collateral balance)	3.2
Fair value after a 10% increase	$374,446
Fair value after a 25% increase	$364,128
Residual cash flows discount rate (%)	22
Fair value after a 500 basis point increase	$360,240
Fair value after a 1000 basis point increase	$341,303
Market interest rates
Fair value after a 100 basis point increase	$351,292
Fair value after a 200 basis point increase	$313,298

“These sensitivities are hypothetical and should be used with caution. As the analysis indicates, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

“The actual static pool credit loss as of December 31, 2003 was 0.19% and the cumulative projected static pool credit loss for the remaining life of the securities is 2.55%. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.”

The second excerpt is from Table 4 — Valuation of Individual Mortgage Securities and Assumptions (dollars in thousands)

				Current Assumptions (B)			Assumptions at Trust Securitization (B)
	Cost	Net Unrealized Gain (Loss)	Estimated Fair Value of Mortgage Securities	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (A)
December 31, 2003:
NMFT 1999-1
Subordinated securities	$6,119	$(101)	$6,018	17%	39%	5.2%	17%	30%	2.5%
NMFT 2000-1
Interest only	—	1,942	1,942
Prepayment penalty	—	244	244
Subordinated securities	299	708	1,007

	299	2,894	3,193	15	57	1.3	15	27	1.0
NMFT 2000-2
Interest only	—	3,074	3,074
Prepayment penalty	—	274	274
Subordinated securities	754	1,993	2,747

	754	5,341	6,095	15	63	1.0	15	28	1.0
NMFT 2001-1
Interest only	—	6,386	6,386
Prepayment penalty	—	518	518
Subordinated securities	—	1,629	1,629

	—	8,533	8,533	20	53	1.1	20	28	1.2
NMFT 2001-2
Interest only	—	16,343	16,343
Prepayment penalty	—	1,469	1,469
Subordinated securities	185	3,164	3,349

	185	20,976	21,161	25	41	0.9	25	28	1.2
NMFT 2002-1
Interest only	8,437	5,285	13,722
Prepayment penalty	550	937	1,487
Subordinated securities	1,183	3,444	4,627

	10,170	9,666	19,836	20	35	1.3	20	32	1.7
NMFT 2002-2
Interest only	7,093	1,489	8,582
Prepayment penalty	582	678	1,260
Subordinated securities	1,750	1,315	3,065

	9,425	3,482	12,907	25	36	1.8	25	27	1.6
NMFT 2002-3
Interest only	20,801	5,362	26,163
Prepayment penalty	1,348	1,662	3,010
Subordinated securities	2,225	1,847	4,072

	24,374	8,871	33,245	20	32	0.9	20	30	1.0
NMFT 2003-1
Interest only	47,352	2,280	49,632
Prepayment penalty	3,949	1,814	5,763
Subordinated securities	6,698	2,877	9,575

	57,999	6,971	64,970	20	23	2.8	20	28	3.3

NMFT 2003-2
Interest only	58,709	4,863	63,572
Prepayment penalty	3,042	2,513	5,555
Subordinated securities	25	265	290

	61,776	7,641	69,417	28	26	2.6	28	25	2.7
MFT 2003-3
Interest only	72,637	3,128	75,765
Prepayment penalty	3,098	1,830	4,928
Subordinated securities	1,628	3,535	5,163

	77,363	8,493	85,856	20	23	3.4	20	22	3.6
NMFT 2003-4
Interest only	41,668	4,107	45,775
Prepayment penalty	4,430	61	4,491
Subordinated securities	—	790	790

	46,098	4,958	51,056	20	30	5.3	20	30	5.1

Total	$294,562	$87,725	$382,287

(A)	Represents expected credit losses for the life of the securitization up to the expected date in which the related asset-backed bonds can be called.
(B)	The current discount rate and assumptions and those at trust securitization, which were previously disclosed, have been adjusted to reflect management’s revised estimates for volatility and risk associated with the underlying mortgage loan collateral. These revisions do not impact previously recorded amounts.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2003 annual report or Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816-237-7424

Press Relations Contact

Lanny J. Davis

202-339-8442

202-258-1946

Adam W. Goldberg

202-339-8464

202-321-7569